                                                                    EXHIBIT 10.6

                                    AGREEMENT

                   This Agreement is made as of the 24th day of July, 1998

BETWEEN:

                                    DAVID J. STEUART, of the City of Burlington, in the Province of Ontario

                                    (hereinafter called the "Executive")

                                                               OF THE FIRST PART

                                    -and-

                                    BOWATER INCORPORATED, a corporation
                                    incorporated under the laws of Delaware

                                    (hereinafter called the "Corporation")

                                                              OF THE SECOND PART

                  WHEREAS the Executive is employed by Bowater Pulp and Paper Canada Inc. ("Bowater Canada"), previously called Avenor Inc. ("Avenor");

                  AND WHEREAS Avenor is a corporation resulting from the amalgamation on January 1, 1989 of CIP Inc. and Canadian Pacific Forest Products Limited;

                  AND WHEREAS the Corporation entered into an Amended and Restated Arrangement Agreement dated as of March 9, 1998 with Avenor (the "Arrangement Agreement") pursuant to which the Corporation and Avenor have engaged in a transaction that had the economic effect of causing the Corporation to acquire control of Avenor by way of a Plan of Arrangement (as defined in the Arrangement Agreement) on July 24, 1998 (the "Effective Date");

                  AND WHEREAS the Corporation changed the name of Avenor, on July 24, 1998, to Bowater Canada, and such change of name shall have no effect on the mutual rights and obligations of the parties hereto;

                  AND WHEREAS the Corporation wishes to provide for the Executive's continued employment on the same or better terms and conditions, in the aggregate, following such transaction and to encourage the continued loyalty


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                                                                              2.

and dedication of the Executive to the affairs of the Corporation and Bowater Canada, and in that connection to provide for the amendment and termination of certain employment agreements between the Executive and Avenor and to provide certain benefits in respect of the employment of the Executive that will be received during and following his termination of employment with Bowater Canada;

                  NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements hereinafter contained the parties do hereby covenant and agree as follows:

1. EMPLOYMENT. The Corporation and the Executive agree that the Executive shall continue employment with Bowater Canada on the terms and conditions of the Employment Agreement attached hereto as Schedule A, effective the Effective Date. The Corporation shall execute, and shall cause Bowater Canada to execute, and the Executive shall execute such Employment Agreement immediately following the execution of this Agreement, and such Employment Agreement shall be dated the Effective Date. The Corporation and the Executive shall also execute immediately following the execution of this Agreement a Change in Control Agreement in the form attached hereto as Schedule B, which shall also be dated the Effective Date.

2. CANCELLATION OF CERTAIN AVENOR AGREEMENTS. The Executive acknowledges and agrees that, as of the Effective Date and upon the coming into force and upon the execution and delivery of the Employment Agreement and the Change in Control Agreement referred to in section 1 hereof, the following contracts are of no force and effect whatsoever and the Executive hereby waives and releases any and all rights he may have under such contracts:

         (a) employment agreement between Canadian Pacific Forest Products Limited (now called Avenor) and the Executive dated July, 1993;

         (b) change in control agreement dated September 1, 1993 between Canadian Pacific Forest Products Limited (now called Avenor) and the Executive, agreed to by the Executive on October 20, 1993, and amended by letter agreements dated February 21, 1996 and February 23, 1998; and

         (c) letter agreement dated September 1, 1993 from Canadian Pacific Forest Products Limited (now called Avenor) to the Executive, agreed to by the Executive on October 4, 1993.

3. CONFIRMATION OF RETIREMENT PLAN ARRANGEMENTS. The Corporation and the Executive agree that the Executive shall continue membership (in respect of past and future service) in the registered pension plan of Avenor of which he is currently a member, and in the Senior Executive Retirement Plan of Avenor (the "Avenor


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                                                                              3.

SERP"), without interruption, following the Effective Date, in accordance with their respective terms. The Executive acknowledges and agrees that his entitlement to a supplementary executive retirement benefit in respect of his past and future service with Avenor and prior employers, as provided in the terms of the Avenor SERP, is solely in accordance with the written terms of the Avenor SERP dated November 28, 1997, and that such terms supersede the provisions of the employment agreement dated July, 1993 between Canadian Pacific Forest Products Limited and the Executive. For greater certainty, the Corporation acknowledges and agrees that as of June 30, 1998 the Executive's pensionable service for purposes of calculating all entitlements under the Avenor registered pension plan and the Avenor SERP is 28.561 years.

4. GRANT OF OPTIONS FOR SHARES OF BOWATER INCORPORATED.

         (a) The Corporation shall grant to the Executive as of the day after the Effective Date a stock option award on the terms and conditions described in the Corporation's standard stock option agreement attached hereto as Schedule C (and as amended from time to time) for the right to purchase 25,000 shares of the Corporation's common stock at the price of such stock on the date of the grant.

         (b) In addition, management of the Corporation agrees to nominate Executive for a stock option award for an additional 20,000 shares at the January 1999 meeting of the Human Resources and Compensation Committee of the Corporation's Board of Directors, assuming the Executive is still surviving and has performed and is then performing his duties as contemplated hereunder and that such proposed award is in accordance with the compensation guidelines then applicable to other similarly situated executives of the Corporation, and the Corporation's subsidiaries. This award will be on the terms and conditions described in the Corporation's standard stock option agreement attached hereto as Schedule C (and as amended from time to time).

         (c) For the purpose of the grants described in this section 4, Bowater Canada shall be deemed to be a Subsidiary within the meaning of section 1(dd) of the Plan as defined in Schedule C.

         (d) For greater certainty, the Corporation agrees that from the Effective Date the Executive shall participate in the Bowater Incorporated 1997 Stock Option Plan or the Bowater Incorporated Equity Participation Rights Plan, as amended from time to time (or any substitute therefor).

5. PAYMENT ON TERMINATION OF EMPLOYMENT WITH BOWATER CANADA.

         (a) In recognition of the long service and experience of the Executive in the business carried on by Bowater Canada the Corporation will pay or cause


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                                                                              4.

         Bowater Canada to pay to the Executive (or his legal representative) within 30 business days (as defined in the Arrangement Agreement) following the termination of the Executive's employment with Bowater Canada or the Executive's death, whichever first occurs, a lump sum consisting of a principal sum of $2 million (Canadian) together with interest thereon, calculated daily from the Effective Date to the date of payment at a rate equal to the LIBOR one-year rate, pro-rated to the number of completed months from the Effective Date to December 31, 1998, and thereafter the accumulated principal and interest shall be compounded with interest annually at a rate equal to the then current LIBOR one-year rate, such earnings to be credited on an annual basis. In the calendar year in which the Executive terminates employment with Bowater Canada, or dies, such interest shall be pro-rated to the number of completed months from the beginning of such calendar year to the date of termination of employment or death, as the case may be, based upon the LIBOR one-year rate in effect on the first day of the month in which the Executive terminates employment or dies, as the case may be (the "Termination Benefit").

         (b) The Termination Benefit shall be paid to the Executive (or his legal representative) regardless of the reason for termination of employment, as a lump sum payment, unless Bowater Canada and the Executive agree prior to the Executive's termination of employment or death, to make payment of the Termination Benefit on some other basis.

         (c) The payment of the Termination Benefit shall be subject to all withholdings and deductions required by law.

         (d) The Termination Benefit is in addition to all other amounts to which the Executive is or may become entitled upon termination of employment for any reason from Bowater Canada and shall not be included in any calculation of any other compensation or benefit of the Executive for any purpose, and shall not be used to reduce or affect any other entitlement payable to the Executive in respect of his employment or disability.

         (e) Neither the Corporation nor Bowater Canada shall be required to set aside funds or establish or maintain any separate fund or account to secure the payment required to be made under this section 5. The Corporation and Bowater Canada may accumulate the amount to be paid on a notional basis.

         (f) If the Executive is required to pay income tax in respect of all or part of the Termination Benefit prior to the date upon which the Executive (or his legal representative) is entitled to receive payment of the Termination Benefit or hereunder, the Corporation shall, or shall cause Bowater Canada, to promptly reimburse the Executive for any such tax liability (including any tax liability in respect of the reimbursement) and the amount of the notionally


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                                                                              5.

         accumulated Termination Benefit payable shall be reduced by the amount of such reimbursement at the time it is paid.

6. SHORT TERM INCENTIVE PLAN. The Corporation will pay or cause Bowater Canada to pay to the Executive a lump sum in lieu of the Executive's participation in the Avenor Inc. Short Term Incentive Plan (formerly called the Incentive Compensation Plan of Avenor Inc.) (the "Avenor STIP") during the period of January 1, 1998 to the Effective Date, which shall be equal to the greater of:

          (I) the amount payable to the Executive under the Avenor STIP for 1998, determined as if one hundred (100) percent of the target result of the performance of Avenor Inc. for 1998 were achieved, prorated for the portion of the year up to the Effective Date, and

          (II) the amount payable to the Executive under the Avenor STIP for 1998, determined as if the actual performance of Avenor Inc. from the beginning of 1998 to the end of the most recently completed fiscal quarter of 1998 prior to the Effective Date, on an annualized basis, were the actual performance of Avenor Inc. for 1998, for the portion of the year up to the Effective Date.

The Corporation shall pay or cause the payment in 6(I) to be paid as soon as practicable following the Effective Date, and the balance, if any, to be paid to the Executive at approximately the same time payments are made by Bowater Canada to other members of the Avenor STIP (anticipated to be February 1999), and in any event, no later than June 30, 1999.

7. BOWATER LONG TERM INCENTIVE PLAN. The Corporation agrees that from the Effective Date the Executive shall participate in the Corporation's three year performance based incentive plan adopted in January 1997 and known as the "Bowater Incorporated 1997 -- 1999 Long-Term Incentive Plan", as amended from time to time (or any substitute therefor)

8. EXECUTIVE'S POSITION WITH BOWATER INCORPORATED. The Executive agrees to serve the Corporation while employed by Bowater Canada, in the position of "President, Pulp Division of Bowater Incorporated" and such position shall be based in the Greater Metropolitan Toronto, Canada Area.

9. GOVERNING LAW. This Settlement Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the Corporation hereby attorns to the jurisdiction of the courts of Ontario for purposes of this Agreement.

10. INDEPENDENT LEGAL ADVICE. The Executive hereby accepts and agrees to the terms and conditions of this Agreement, having been offered and exercised the opportunity to seek independent legal advice.

                                                                              6.

11. AMENDMENTS AND WAIVERS. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

12. ASSIGNMENT. This Agreement is personal to the Executive and shall not be assignable by him.

13. LEGAL FEES AND EXPENSES. The Corporation shall pay or shall cause Bowater Canada to pay to the Executive's attorneys, as soon as practicable after presentation of their account, all legal fees and expenses incurred by the Executive in establishing the terms and conditions of the Executive's continuing employment by Bowater Canada as contemplated hereunder and in the Employment Agreement, provided such amount does not exceed $25,000 (Canadian).

14. JOINT AND SEVERAL LIABILITY. The Corporation and Bowater Canada shall be jointly and severally liable for any and all benefits and entitlements provided hereunder, and for all amounts payable in accordance with the Employment Agreement annexed hereto.

15. CONFIDENTIALITY. The Executive shall keep the fact and terms of this Agreement strictly confidential and shall not disclose the fact or terms of this Agreement to any person or entity, other than his spouse, his attorney or his financial adviser, or except as may be required by law.

                  IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

                                            BOWATER INCORPORATED

                                         By: /s/ Arnold M. Nemirow
                                             -----------------------------------
                                             Arnold M. Nemirow
                                             Chairman and Chief
                                             Executive Officer


SIGNED IN THE PRESENCE     )
OF                         )
/s/ Lynnette Dilena        )                 /s/ David J. Steuart
Witness                    )                 -----------------------------------
Name:  Lynnette Dilena     )                 DAVID J. STEUART

                                  SCHEDULE "A"

The Employment Agreement originally included as Schedule A to this Agreement is not included here but is filed as Exhibit 10.5 to Bowater Incorporated's Quarterly Report on Form 10-Q for the period ending September 30, 1998 (the "September 1998 10-Q").

                                  SCHEDULE "B"

The Change in Control Agreement originally included as Schedule B to this Agreement is not included here but is filed as Exhibit 10.6 to the September 1998 10-Q.

                                  SCHEDULE "C"

                              BOWATER INCORPORATED
                      NON-QUALIFIED STOCK OPTION AGREEMENT
                           ___________________________
                                   Granted to


-----------------   ---------------    ----------------   ----------------------
    Grant Date      Expiration Date    Number of Shares   Option Price per Share

This stock option is granted to you by the Human Resources and Compensation Committee (the "Committee") of the Board of Directors of Bowater Incorporated, a Delaware corporation (the "Company"), upon the terms and conditions set forth below and those contained in the Bowater Incorporated 1997 Stock Option Plan (the "Plan").

1. The Company hereby grants you a non-qualified stock option (the "Option") to purchase on or before the Expiration Date indicated above, at the Option Price per Share stated above, the Number of Shares (the "Shares") of the Common Stock of Bowater Incorporated, par value $1.00 per share, set forth above. This grant is subject to the condition that you execute and return this Agreement to the Company within sixty (60) days of the date you receive it; if you do not so execute and return this Agreement, the grant shall be null and void and without effect. This Agreement may only be modified by a writing signed by both you and the Company.

2. No shares may be purchased hereunder unless you remain in the continuous employ of the Company or one of its Subsidiaries (as that term in defined in Section 1(dd) of the Plan) for one year following the grant date except as provided in paragraph 7. Thereafter, the Option may be exercised in the manner hereinafter set forth, provided that (a) you are at the time of such exercise in the employ of the Company or one of its Subsidiaries (except as provided in paragraphs 7 and 8), and (b) the Option may be exercised only to the extent of 50% of the number of Shares to which it relates on or after the first anniversary of the grant date, and may be exercised to the extent of the remaining 50% of such Shares only on or after the second anniversary of such date. The Option shall become immediately exercisable in the event of your death or a Change in Control (as that term may be defined from time to time in Section 1(g) of the Plan) while you are employed by the Company or one of its Subsidiaries.

3. You may exercise the Option, in whole or in part, by complying with notification procedures specified by the Company's Human Resources Department at its corporate headquarters. Contemporaneously with the delivery of notice with respect to exercise of the Option you must pay the full purchase price of the Shares purchased pursuant to the exercise of the Option in cash, or, if approved by the Committee, by tender of Share certificates in proper form for transfer to the Company valued at the Fair Market Value of the Shares (as defined in Section 1(p) of the Plan) on the preceding day, or by any combination of the foregoing, or with any other consideration acceptable to the Committee. You may also make payment upon the exercise of the Option by means of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the portion of the sale or loan proceeds sufficient to pay such purchase price. The Option may not be exercised with respect to a fractional share or with respect to fewer than 100 Shares (unless it is being exercised in full). No Shares shall be sold or delivered hereunder until full payment for such Shares has been made.

4. The Company shall not be required to issue or deliver any certificate or certificates for Shares purchased upon the exercise of any part of the Option prior to (i) the admission of such Shares to listing on any stock exchange on which the Shares may then be listed, (ii) the completion of any registration or other qualification of such Shares under any applicable law, rule or regulation, (iii) the obtaining of any consent or approval or other clearance from any governmental agency that the Company determines to be necessary or advisable, and (iv) the payment to the Company, upon its demand, of any amount requested by the Company for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred by reason of the exercise of the Option or the transfer of such Shares thereupon.

5. The Option shall be exercised and Shares issued only upon compliance with the Securities Act of 1933, as amended (the "Act"), and any other applicable securities laws, and you agree to comply with any requirements imposed by the Committee under such laws. You agree that you will not transfer any Shares acquired upon exercise of the Option at any time during which you are in possession of any material, nonpublic information about the Company, its business affairs, financial condition or prospects. If you are an officer of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended, you are required to obtain prior approval of any exercise of the Option or transfer of the Shares acquired thereby from the Secretary or General Counsel of the Company. If you are an "affiliate" of the Company (as that term is defined in Rule 144 promulgated under the Act, and which generally includes directors and certain officers), by accepting this Agreement, you agree that you will dispose of the Shares acquired upon exercise of the Option only in compliance with Rule 144 or in such other manner as will not violate the Act and the rules and regulations promulgated thereunder, and any other applicable securities law.

6. The Option is not transferrable by you otherwise than by will or by the laws of descent and distribution, and is exercisable, during your life, only by you or by your guardian or legal representative. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof shall be null and void. The Option does not confer upon you any right with respect to continuation of employment with the Company or any of its Subsidiaries, and will not interfere in any way with the right of the Company or any of its Subsidiaries to terminate your employment.

7. To the extent that the Option has not become exercisable it shall terminate on the earlier of (i) the Expiration Date, or (ii) at the date of the termination of your employment with the Company or its Subsidiaries for any reason other than for death, Disability (as defined in Section 1(n) of the Plan) or Retirement (as defined in Section 1(z) of the Plan). Except as provided in the last sentence of this paragraph, to the extent that the Option has become exercisable, it shall terminate on the earlier of (i) the Expiration Date, or (ii) three months after the termination of your employment with the Company or its Subsidiaries for any reason other than death, Disability or Retirement. Subject to paragraph 8, and the condition that the Option may not be exercised in whole or in part after the Expiration Date or its expiration as otherwise provided in this paragraph, the Option may be exercised in whole or in part within a period of five years after the termination of your employment due to Disability or Retirement; and any period of Disability or Retirement shall be considered continued employment for purposes of paragraph 2. The Option terminates immediately upon termination of your employment for good cause (as determined by the Company).

8. If you die while employed or during a period of Disability or Retirement described above, the legal representative to whom your rights hereunder are transferred by will or the laws of descent and distributions may exercise some or all of this Option at any time prior to the earlier of (i) the Expiration Date, or (ii) twenty-four months from the date of your death. As of the earlier of such dates, the Option shall terminate and expire.

9. If a stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change occurs, the Committee may adjust the terms of this Option in such manner as it deems equitable.

10. The Option shall be irrevocable during the Option period and its validity and construction shall be governed by the laws of the State of Delaware. The terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling. You agree to execute such other agreements, documents or assignments as may be necessary or desirable to effect the purposes of this Agreement.



                              BOWATER INCORPORATED


                              --------------------------------
                              Arnold M. Nemirow
                              Chairman and Chief Executive Officer

--------------------------------------------------------------------------------


I hereby acknowledge receipt of the Non-Qualified Stock Option (the "Option") granted on the date shown above, which has been issued to me under the terms and conditions of the Bowater Incorporated 1997 Stock Option Plan (the "Plan"). I agree to conform to all of the terms and conditions of the Option and Plan.


Date: _______________________Your Signature: ___________________________________